                                 EXHIBIT 10.5

Employment and Noncompetition Agreement with Timothy T. Clifford, dated July 1, 1996.

                   EMPLOYMENT AND NONCOMPETITION AGREEMENT


     THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is made and entered into this 1st day of July, 1996, by and between CONSOLIDATED GROUP, INC., a Massachusetts corporation and the companies identified on Exhibit A attached hereto (hereinafter collectively called the "Employer"), and TIMOTHY
T. CLIFFORD (hereinafter called "Employee").

     WHEREAS, the Employee is an employee of the Employer; and

     WHEREAS, the Employer is being acquired (the "Acquisition") by HealthPlan Services Corporation ("HPSC") and in connection with such acquisition Employee is selling 3,000 shares of his stock in the Employer to certain other shareholders of the Employer (the "Selling Shareholders") in order to facilitate their sale of all of the shares of the Employer to HPSC pursuant to the terms of the Acquisition and in connection therewith is receiving a portion of the proceeds thereof; and

     WHEREAS, as consideration for HPSC's consummation of the Acquisition and the purchase of the Employee's stock by HPSC indirectly through the Selling Shareholders, HPSC has requested that, effective as of the Closing Date of the Acquisition, Employee enter into an Employment and Noncompetition Agreement with Employer in substantially the form set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound thereby, agree as follows:

                             W I T N E S S E T H :

     1. EMPLOYMENT. Employer hereby agrees to employ Employee, and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth.

     2. TERM. Subject to the provisions of resignation and termination as hereinafter provided, the term of this Agreement shall commence on June 30, 1996 and shall terminate on June 30, 1998.

     3. DUTIES. The Employee is engaged as the Employer's Chairman and Chief Executive Officer and shall have such duties, responsibilities and accommodations as may be assigned to him, from time to time, by the Board of Directors of Employer. Nothing herein shall preclude the Board of Directors of Employer from changing the duties of Employee if the Board concludes in its reasonable judgment that such changes are in the Employer's best interests; provided, however, that at all times during the term of this Agreement Employee shall serve with the same functions, duties and status of the office of chief executive officer of the Employer.

     4. EXTENT OF SERVICE. Employee shall exclusively devote his entire working time, energy and attention to his duties in connection with Employer, provided that Employee may own passive investments in real estate and may own on a passive basis up to 2% of the outstanding stock in any Company whose securities are traded on a national securities exchange or on the Nasdaq Stock Market with which Employee has no relationship. Employer agrees that not less than sixty percent (60%) of Employee's working time shall be spent in Employer's offices in Framingham, Massachusetts.

     5. COMPENSATION. During the term of this Agreement, Employer shall pay to Employee the following compensation, which shall be payable in accordance with Employer's normal payroll policies applicable to all of Employer's employees and shall be subject to all authorized and required payroll deductions for taxes, social security and the like, and contributions to benefit plans:

         (a) During the period from June 30, 1996 through June 30, 1998 an annual salary of no less than $200,000.00 U.S. (the "Annual Base Salary") provided that the Board of Directors in its sole discretion may increase such Annual Base Salary at any time during the term of this Agreement and upon such increase the increased salary shall become the new Annual Base Salary from the effective date of such increase forward;

         (b) In addition to the Annual Base Salary, the Employee shall be entitled to:

             (i) A bonus of $100,000.00, payable upon the execution of this Agreement (the "Signing Bonus"), and such additional bonus or bonuses as the Compensation Committee of HPSC shall from time to time determine. For the period from the effective date of this Agreement through December 31, 1996, the standard by which Employee's performance is to be measured if he is to qualify for a bonus, and the bonus grant awarded, shall be pro-rated for the portion of the calendar year within that period and shall be based upon the net income figure stated in the Employer's 1996 budget delivered to HPSC through Tucker Anthony and shall be calculated in accordance with the formula set forth on Exhibit A attached hereto (it being understood that the maximum bonus award which Employee is eligible to receive on a non-pro-rated basis for 1996 is $250,000.00). Thereafter, the bonus plan of the Employer will be patterned on and similar to the senior officer bonus plan of HealthPlan Services, Inc.

             (ii) A stock option grant of 25,000 shares of HPSC common stock at a strike price equal to the closing price of such stock on the New York Stock Exchange as of the date of the execution of the Acquisition Agreement for the Acquisition or the Closing Date of the Acquisition, as selected by the Employee, in accordance with the terms of the HealthPlan Services Corporation 1995 Incentive Equity Plan, and such other stock options as the Board of Directors may from time to time determine;

             (iii) Participate in the employee benefit plans of Employer in existence from time to time consistent with the terms and conditions of the Acquisition Agreement for the Acquisition;

             (iv)  Severance benefits in accordance with the provisions of
        Section 7 hereof.

     6. TERMINATION.

         (a) The foregoing notwithstanding, this Agreement is not to be considered an agreement for a fixed term or as a guarantee of continuing employment. Accordingly, subject to the provisions of Section 7 hereof, Employee's employment may be terminated by Employer with or without Cause (as defined below) upon immediate written notice to Employee at any time during the term of this Agreement. Additionally, Employee's employment shall automatically terminate upon his death or upon a determination that he is Permanently Disabled (as defined below). Employee may resign as an officer and, if applicable, director and terminate his employment at any time upon 30 days written notice to Employer. In the event that such termination is by the Employer for Cause or by the Employee other than as a result of a Constructive Termination Event, for death or Permanent Disability, (i) Employee shall be paid the bi-weekly portion of his Annual Base Salary then due through the date of such termination


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


    and shall be entitled to no salary from that date forward and to only those benefits which Employer is required by law to provide to Employee; and (ii) within ten (10) days from the date of such termination, Employee shall repay to Employer a pro-rated portion of the Signing Bonus equal to the amount of the Signing Bonus multiplied by a fraction, the numerator of which is the number of full months remaining in the term of the Agreement immediately prior to such termination, and the denominator of which is 24. Upon any termination, Employee shall immediately return any and all property and records belonging to Employer which are in Employee's possession and shall vacate Employer's offices in a prompt and professional manner. In addition to the foregoing, upon termination of Employee's employment with Employer for any reason, Employee shall resign promptly as an officer and, if applicable, director of Employer and any subsidiary or parent of Employer unless Employer indicates in writing to Employee its desire that Employee retain any such position. In the event such termination by the Employer is without cause, or is caused by the death or Permanent Disability of Employee or in the event that the Employee terminates his employment as a result of a Constructive Termination Event, Employee shall be entitled solely to (y) the Severance Benefits provided in
    Section 7, and (z) immediate vesting of all unvested options, rights and benefits under any stock option plan in which Employee has an unvested interest. The foregoing notwithstanding, in the event of any termination of Employee's employment whether or not for Cause, Employee shall be entitled to receive all benefits which are accrued, vested and earned up to the termination date under the terms of any existing benefit plan such as the vested balance of the employee's account under any retirement or deferred compensation plan and any benefits which are legally required to be provided after termination such as COBRA benefits (the "Legally Earned or Required Benefits").

         (b) Upon a termination of employment, whether by Employee or by Employer, with or without Cause, Employee shall render reasonable cooperation to Employer in order to insure an orderly and businesslike transfer of Employee's duties to other personnel designated by the Employer. Additionally, Employee shall make himself available at reasonable times upon reasonable prior written notice to consult with Employer and assist Employer with respect to (i) any matters for which Employer requests such assistance for a period of ninety (90) days after such termination, and (ii) any litigation or governmental or quasi-governmental agency investigation which may be pending at the time of termination or implemented after termination which relates to any period during which Employee was employed by Employer for the period during which such matters are pending; provided, that, in either case, Employer shall reimburse Employee for any reasonable out-of-pocket expense incurred by Employee at Employer's request in connection with such consultation or assistance, and with respect to (ii), Employer shall schedule such consultation at times which will not interfere with any subsequent employment which Employee has obtained and such consultation shall not require more than an average of two days per month without Employee's consent. A breach of the foregoing provisions by Employee shall be deemed to be a material breach of this Agreement.

     7. SEVERANCE BENEFITS.

         (a) If during the term of this Agreement, Employee's employment is terminated (i) by the Employer other than for Cause, as defined below, (ii) by the Employee as a result of the occurrence of a Constructive Termination Event, as defined below, which has not been cured by the Employer within 30 days of receipt of written notice from the Employee that such event has occurred, or (iii) as a result of the Employee's death or Permanent Disability, as defined below, then upon the occurrence of such event Employer shall pay to the Employee (or the Employee's estate in the event of death), as a severance benefit and in complete satisfaction of any and all claims which Employee may have against Employer or its affiliates, officers, directors or employees as a result of this Agreement or his previous employment by Employer, the greater of (i) Employee's Annual Base Salary remaining to be paid through the term of the Agreement immediately before such termination or (ii) Two Hundred Fifty Thousand Dollars ($250,000.00); provided, however, Employer shall not be obligated to pay any severance benefit until Employee (or Employee's personal representative in the event of Employee's death or legal guardian in the event of Permanent Disability which causes Employee to be unable to do so) has delivered to Employer a complete and unconditional release, in form reasonably satisfactory to Employer, releasing Employer from any and all claims which Employee may have against Employer as a result of any occurrence during Employee's employment and including, but not limited to, any claim for wrongful termination (the "Employee Release"). The foregoing notwithstanding, the Employee Release shall not release the Employer from any of its post termination obligations under this Agreement. Such severance benefit shall be paid over the remaining term of the Agreement following such termination or, if longer, over the one (1) year period following such termination in equal bi-weekly payments. As used herein:

             (A) the term "Cause" means (i) the Employee's violation of his fiduciary duty to the Employer, (ii) gross or wilful failure by the Employee to perform the duties of Employee's position, (iii) the Employee's habitual unexcused absence over an extended period, (iv) the Employee's disloyalty or insubordination, or other similar misconduct which is of the nature of disloyalty or insubordination, (v) embezzlement or misappropriation of Employer funds by the Employee, or
        (vi) the Employee's commission of an act involving criminal activity of a felonious nature or sexual harassment or similar serious breach of conduct involving moral turpitude, provided that in the event of a termination for Cause involving insubordination or disloyalty or other similar conduct which is of the nature of disloyalty or insubordination, the Employer shall give the Employee written notice of the conduct constituting such Cause and the Employee shall have thirty
        (30) days to correct such conduct and cure any damage suffered by Employer as a result thereof. If Employee fails to correct such conduct within such 30-day period, such conduct will be deemed to be Cause;

             (B) the term "Permanent Disability" means the permanent mental or physical inability of the Employee to perform with reasonable accommodation the essential duties of Employee's position as existing on the date of this Agreement which condition causes the Employee to be unable to perform the duties of his office for a period of six months in any twelve-month period.

             (C) the term "Constructive Termination Event" means action by the Employer which is directed at the Employee specifically and not at all employees generally and which has the effect of significantly reducing the Employee's compensation, employment responsibilities, authority, or the accommodations in which the Employee performs his job, or the nonpayment by Employer of compensation due and owing to the Employee under this Agreement, which has not been cured by the Employer within 30 days of receipt of written notice from the Employee that such nonpayment has occurred.

         (b) Following Employer's termination of Employee's employment for any reason other than Cause or Employee's termination of his employment as a result of a Constructive Termination Event during the term of this Agreement, Employer shall maintain in full force and effect, for the Employee's continued benefit until the earlier of (i) 12 months after such termination of Employee's employment or (ii) the Employee's commencement of full time employment with a new employer, all life insurance, medical, dental, health and accident, and disability plans, programs or arrangements of the Employer in which the Employee participated on the date of termination, provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs.

         (c) After the expiration of the term of this Agreement if Employee is terminated by Employer for any reason other than Cause, Employee shall be entitled to receive the standard severance package given to executive officers of HPSC.

     8. NON-COMPETITION.

         (a) For a period equal to the longer of the term of this Agreement or two years after the Closing Date of the Acquisition, without the written consent of the Employer, Employee shall not either directly or indirectly engage (whether for his own account or as a partner, joint venturer, employee, consultant, agent, contractor, officer, director or shareholder or otherwise) in any business within the United States which delivers marketing, distribution, administrative, or cost containment services on behalf of health care payors, primarily to the small business marketplace, provided, however, that the foregoing shall not be deemed to prohibit Employee from purchasing and owning securities of a company traded on a national securities exchange or on the Nasdaq National Market with which Employee has no relationship so long as such ownership does not exceed 2% of the outstanding stock of such company. For purposes of the foregoing, the small business marketplace shall be deemed to be the market for those businesses which employ 24 or fewer employees; or

         (b) For a period of three years after termination of Employee's employment for any reason Employee will not:

             (i) solicit, contact or encourage (i) any person who is an employee of the Employer or of any division or subsidiary of the Employer or (ii) any supplier, vendor, agent or consultant to the Employer, to terminate its, his, or her relationship with the Employer;

             (ii) make any derogatory, defamatory or negative statement about the Employer or HPSC or any of their officers, directors, or employees to the press, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship to the Employer, provided that nothing contained herein shall be deemed to prohibit full and frank discussions of the Employer, HPSC and its subsidiaries and its affairs in any Board of Directors meeting of the Employer or its parent corporation and, during such period as Employee may be a stockholder of HPSC, at any stockholders' meeting thereof;

         (iii) wilfully interfere with or disrupt the Employer's operations; or

             (iv) assist, advise or provide information or support, whether financial or otherwise, to any person in connection with any proxy contest, action by written consent or vote of the Employer or HPSC, the purpose of which is to elect a director or slate of directors who were not nominated by the then sitting Board of Directors of the Employer or HPSC, provided, however, that nothing contained herein shall require the Employee to vote any shares held by him in any particular manner.


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


         (c) For a period of three years after termination of Employee's employment for any reason other than Cause, Employer and its directors, chief executive, financial and operating officers shall refrain from making any negative, derogatory or defamatory statement about Employee.

     9. NONDISCLOSURE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. While employed by Employer and after termination of such employment for the Applicable Period as defined below, Employee shall not disclose, either directly or indirectly, any Confidential Information or Trade Secrets to any other person or otherwise use such Confidential Information or Trade Secrets for any purpose except in connection with his employment with the Employer. For purposes of the foregoing, the term Trade Secret has the meaning ascribed thereto in Chapter 93, Section 42, Massachusetts Statutes, or any revision or successor thereto, and Confidential Information means any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, know-how, financial data, financial plan, marketing plan, expansion plan, cost analysis, list of suppliers or employees, or other proprietary information which is proprietary, secret and confidential and is not readily and legally available to the public from sources other than the Employer which is not classified as a Trade Secret. The term "Applicable Period" shall mean two years with respect to disclosure of Confidential Information or Trade Secrets.

     10. SPECIAL INTERPRETIVE AND ENFORCEMENT PROVISION. The prohibited activities set forth in Sections 8 and 9 above are herein defined as "Restricted Activities" and the covenants set forth therein are herein defined as "Restrictive Covenants". If a court determines that any Restricted Activity is not enforceable or is unreasonable, arbitrary or against public policy, the Restricted Activity and the related Restrictive Covenant shall be considered divisible both as to time and geographic area, if applicable, so that the Employer shall be authorized to enforce such Restrictive Covenant for such lesser time and if applicable lesser geographic area as the court determines to be reasonable, non-arbitrary and not against public policy. In the event of a breach or violation or threatened breach or violation by Employee of the provisions of any of these Restrictive Covenants, Employer shall be entitled to an injunction (without the provision of bond by Employer) restraining Employee from directly or indirectly engaging in the Restricted Activities in breach or violation of these Restrictive Covenants, and restraining Employee from rendering any services to or participating with any person, firm, corporation, association, partnership, venture or other entity which would constitute a violation of a Restrictive Covenant. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it by law or by this Agreement for breach, violation or threatened breach or violation of the provisions of these Restrictive Covenants, including, by way of illustration and not by way of limitation, the recovery of damages from Employee or any other person, firm, corporation or entity. The provisions of these Restrictive Covenants shall survive the termination of this Agreement for the purpose of providing Employer with the protection of the covenants of Employee provided herein. Should an action have to be brought by Employer against Employee to enforce the Restrictive Covenants, the period of restriction applicable to such covenant shall be deemed to begin running on the date of entry of an order granting Employer preliminary injunctive relief and shall continue uninterrupted for the original intended period of the applicable Restrictive Covenant. Employee acknowledges and agrees that the intent and purpose of the Restrictive Covenants is to preclude Employee from engaging in the Restricted Activities for the full term of the applicable Restrictive Covenant and that such purpose and effect would be frustrated by measuring the period of restriction from the date the applicable Restrictive Covenant took effect where Employee failed to honor these Restrictive Covenants until directed to do so by court order.

     11. CESSATION OF BENEFITS. In the event that (i) Employee materially breaches Employee's agreements contained herein after a severance benefit becomes payable hereunder and such breach is not cured to Employer's satisfaction within ten (10) days of written notice thereof, (ii) Employee asserts in

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


any litigation that the Restrictive Covenants or the Employee Release is unenforceable for any reason, or (iii) facts come to the attention of the Employer which prove Employee, while employed by Employer, was guilty of committing an act involving embezzlement, misappropriation, theft or fraud, in addition to any other remedy which Employer may have as a result thereof, Employer shall be entitled to stop paying any severance benefit then not paid and recover from Employee the payment of any severance benefits already paid to Employee hereunder.

     12. RELEASE. Employee hereby completely and unconditionally releases the Employer from any and all claims which the Employee may have against the Employer as the result of any occurrence during Employee's employment up to the date of this Agreement. This release also binds the Employee's heirs, personal representatives, spouse, beneficiaries, and assigns. This Release also completely releases the Employer's parents, subsidiaries, predecessors, successors, and affiliates, as well as its former, present, and future officers, directors, employees, shareholders, employee benefits plans, and counsel.

     13. NOTICES. Any notices, consents, approvals or waivers which are to be given to any party to this Agreement by any other party or parties to this Agreement shall be in writing, shall be properly addressed to the party to whom such notice is directed, and shall be either actually delivered to such party or sent by United States mail, return receipt requested. Notices shall be addressed to the parties as follows:


                 If to Employer:  Consolidated Group, Inc.
                                  15 Pleasant Street
                                  Framingham, MA 01701
                                  Attention:  President

                 If to Employee:  Timothy T. Clifford
                                  41 Rolling Meadow Drive
                                  Holliston, MA 01746


     14.  LITIGATION FORUM.   The parties hereto agree that this Agreement
shall be deemed for all purposes to have been entered into in Massachusetts. The parties hereto agree that all actions or proceedings, directly or indirectly, arising out of or related to this Agreement or contesting the validity or applicability of this Agreement shall be litigated exclusively in the Superior Court Department of the Massachusetts Trial Court, or the United States District Court for the District of Massachusetts.

     15. EXPENSES OF ENFORCEMENT. In the event of any legal proceeding arising directly or indirectly from this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs from the non-prevailing party (at both the trial and appellate court levels).

     16.  MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Agreement, including all exhibits and schedules hereto as referenced herein, constitutes the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters hereof. Except as otherwise herein provided, no covenant, representation or condition not expressed in this Agreement, or in an amendment hereto made and executed in accordance with the provisions of subsection b. of this Section, shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.


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


         (b) AMENDMENTS AND WAIVERS. No change, modification, waiver or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all parties hereto. Any waiver of any breach of any provision of this Agreement shall operate only as to the specific breach waived and shall not be deemed a waiver of any other breach, whether occurring before or after such waiver.

         (c) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

         (d) SEPARABILITY. Except as provided in Section 10 hereof, if any section, subsection or provision of this Agreement or the application of such section, subsection or provision is held invalid, the remainder of this Agreement and the application of such section, subsection or provision to persons or circumstances, other than those with respect to which it is held invalid, shall not be affected thereby.

         (e) HEADINGS AND CAPTIONS. The titles or captions of sections and subsections contained in this Agreement are provided for convenience of reference only, and shall not be considered a part hereof for purposes of interpreting or applying this Agreement; and, therefore, such titles or captions do not define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms, provisions, representations, warranties, conditions, etc., in any manner or way whatsoever.

         (f) GENDER AND NUMBER. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter and to the singular or plural as the identity of the person or entity or persons or entities may require.

         (g) BINDING EFFECT ON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and assigns, provided that the rights and obligations of Employee hereunder are personal to Employee and may not be assigned or transferred without the consent of Employer except in the event of a transfer upon death pursuant to a will or the laws of intestate succession.

         (h) CONTINUANCE OF AGREEMENT. The rights, responsibilities and duties of the parties hereto and the covenants and agreements herein contained shall survive the execution hereof, shall continue to bind the parties hereto, and shall continue in full force and effect until each and every obligation of the parties hereto, pursuant to this Agreement, shall have been fully performed.


     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above-written.


WITNESSES:                   CONSOLIDATED GROUP, INC.


     /s/ Olga M. Pina             By: /s/ J. K. Murray, III
- ----------------------------         --------------------------



                                  Its: Duly Authorized Officer

- ----------------------------

WITNESSES:                                GROUP BENEFIT ADMINISTRATORS
                                          INSURANCE AGENCY, INC.


     /s/ Olga M. Pina                     By: /s/ J. K. Murray, III
- ------------------------------               --------------------------------



                                          Its: Duly Authorized Officer

- ------------------------------




WITNESSES:                                CONSOLIDATED GROUP CLAIMS, INC.



     /s/ Olga M. Pina                     By: /s/ J. K. Murray, III
- ------------------------------               --------------------------------



                                          Its: Duly Authorized Officer

- ------------------------------



WITNESSES:                                CONSOLIDATED HEALTH COALITION, INC.


     /s/ Olga M. Pina                     By: /s/ J. K. Murray, III
- ------------------------------               --------------------------------



                                          Its: Duly Authorized Officer

- ------------------------------



                                                    "EMPLOYER"


     /s/ Imelda Monaghan                   /s/ Tim Clifford
- ------------------------------            ---------------------------------
                                          Timothy T. Clifford, individually


- ------------------------------
                                                    "EMPLOYEE"



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


                                   EXHIBIT A


Companies who are a party to the Employment and Noncompetition Agreement (collectively, the "Employer"):

     Consolidated Group, Inc.
     Group Benefit Administrators Insurance Agency, Inc.
     Consolidated Group Claims, Inc.
     Consolidated Health Coalition, Inc.


1996 Bonus Formula:

Employee shall receive a bonus of up to $125,000 (the "1996 Bonus Amount"), based upon the Employer's actual net income for 1996 as shown on the financial statements prepared by the Employer's accountants (the "Actual 1996 Net Income") as compared to the Employer's target net income for 1996 of $4,800,000.00 (the "Target Net Income"). The amount of the bonus shall be calculated as follows:



           Employer's Actual 1996 Net
            Income as a percentage of           Percentage of 1996
             the Target Net Income              Bonus Amount Earned
           --------------------------           -------------------
                  0% - 60%                                  0%
                 60% - 79%                                 60%
                 80% - 99%                                 80%
               100% and above                             100%



     In its sole discretion, the Compensation Committee of HealthPlan Services Corporation may increase, but shall not decrease the Employee's bonus as computed under this formula.